FILED PURSUANT TO RULE 433
750,000 DEPOSITARY SHARES	FILE NO. 333-172562

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

5.90% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES B

$1,000 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.

Securities:	750,000 depositary shares, each representing a 1/25th interest in a share of Citigroup’s 5.90% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series B (the “Series B preferred stock”).

Ratings:	B1 (negative outlook)/BB (negative outlook)/BB (stable outlook) (Moody’s / S&P / Fitch).

Trade Date:	December 6, 2012.

Settlement Date:	December 13, 2012 (T+5 days).

Maturity:	Perpetual.

Liquidation Preference:	$25,000 per share of Series B preferred stock (equivalent to $1,000 per depositary share).

Aggregate Liquidation Preference:	$750,000,000.

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$738,750,000 (before expenses).

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, (i) from and including the Settlement Date to but excluding February 15, 2023 (the “fixed rate period”), at an annual rate of 5.90%, payable semiannually in arrears and on a noncumulative basis, on each February 15 and August 15, beginning August 15, 2013 (first long dividend period) and (ii) from and including February 15, 2023 (the “floating rate period”), at an annual floating rate equal to three-month USD LIBOR plus 4.23%, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning May 15, 2023, on a noncumulative basis. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

LIBOR Determination Date:	Second London business day prior to the first day of each dividend period during the floating rate period.

First Dividend Payment:	If declared, August 15, 2013. Long first dividend period.

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period.

Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series B preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after February 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date.

Sinking Fund:	Not applicable.

Listing:	The depositary shares will not be listed on any exchange.

Voting Rights:	The holders of Series B preferred stock do not have voting rights except (i) as specifically required by Delaware law, (ii) in the case of certain dividend non-payments, (iii) with respect to the issuance of senior capital stock by Citigroup and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series B preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Sole Structuring Coordinator and Sole Bookrunner:	Citigroup Global Markets Inc.

Joint Lead Managers:

UBS Securities LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA Inc.

RBS Securities Inc.

SMBC Nikko Capital Markets Limited

Wells Fargo Securities, LLC

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

Banco BTG Pactual S.A. - Cayman Branch

BNY Mellon Capital Markets, LLC

Capital One Southcoast, Inc.

Credit Agricole Securities (USA) Inc.

KKR Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

VTB Capital plc

Junior Co-Managers:

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Blaylock Robert Van, LLC

CastleOak Securities, L.P.

CIBC World Markets Corp.

Commerz Markets LLC

Drexel Hamilton, LLC

KeyBanc Capital Markets Inc.

Kota Global Securities Inc.

Lebenthal & Co., LLC

Lloyds TSB Bank plc

Loop Capital Markets LLC

M.R. Beal & Company

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

Mischler Financial Group, Inc.

Muriel Siebert & Co., Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

RB International Markets (USA) LLC

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

UniCredit Capital Markets LLC

Depositary Shares CUSIP/ISIN:	172967GF2 / US172967GF21

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The file number for the registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.